Exhibit 99.2

SEMPRA
Table F

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
	Sempra California	Sempra Texas Utilities(1)	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total
	Three months ended June 30, 2025

Revenues	$2,490		$530	$(20)	$3,000
Depreciation and amortization	(574)		(78)	(1)	(653)
Interest income	3		5	6	14
Interest expense(2)	(228)		6	(137)	(359)
Income tax (expense) benefit	(13)		(231)	72	(172)
Equity earnings	—	$210	183	—	393
Earnings attributable to noncontrolling interests	—	—	(46)	—	(46)
Other segment items(3)	(1,419)	(2)	(297)	2	(1,716)
Earnings (losses) attributable to common shares	$259	$208	$72	$(78)	$461

	Three months ended June 30, 2024

Revenues	$2,625		$409	$(23)	$3,011
Depreciation and amortization	(528)		(73)	(2)	(603)
Interest income	5		7	5	17
Interest expense	(209)		—	(102)	(311)
Income tax (expense) benefit	(44)		133	41	130
Equity earnings	—	$204	229	—	433
Earnings attributable to noncontrolling interests	—	—	(146)	—	(146)
Other segment items(3)	(1,533)	(2)	(268)	(15)	(1,818)
Earnings (losses) attributable to common shares	$316	$202	$291	$(96)	$713
(1)    Substantially all earnings attributable to common shares are from equity earnings.
(2)    Sempra Infrastructure includes net unrealized gains (losses) from undesignated interest rate swaps related to the PA LNG Phase 1 project.
(3)    Includes cost of natural gas, cost of electric fuel and purchased power, operation and maintenance expense (O&M), franchise fees and other taxes, other income (expense), net, and preferred dividends for Sempra California; O&M and interest expense for Sempra Texas Utilities related to activities at the holding company; and cost of natural gas, energy-related businesses cost of sales, O&M, franchise fees and other taxes, and other income (expense), net, for Sempra Infrastructure.

SEMPRA
Table F (Continued)

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
	Sempra California	Sempra Texas Utilities(1)	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total
	Six months ended June 30, 2025

Revenues	$5,891		$956	$(45)	$6,802
Depreciation and amortization	(1,136)		(154)	(3)	(1,293)
Interest income	5		24	19	48
Interest expense(2)	(453)		(71)	(268)	(792)
Income tax (expense) benefit	(65)		(253)	89	(229)
Equity earnings	—	$358	360	—	718
Earnings attributable to noncontrolling interests	—	—	(48)	—	(48)
Other segment items(3)	(3,259)	(4)	(596)	20	(3,839)
Earnings (losses) attributable to common shares	$983	$354	$218	$(188)	$1,367

	Six months ended June 30, 2024

Revenues	$5,766		$928	$(43)	$6,651
Depreciation and amortization	(1,049)		(145)	(3)	(1,197)
Interest income	8		12	10	30
Interest expense	(414)		—	(202)	(616)
Income tax (expense) benefit	(127)		24	61	(42)
Equity earnings	—	$389	392	—	781
Earnings attributable to noncontrolling interests	—	—	(215)	—	(215)
Other segment items(3)	(3,286)	(4)	(574)	(14)	(3,878)
Earnings (losses) attributable to common shares	$898	$385	$422	$(191)	$1,514
(1)    Substantially all earnings attributable to common shares are from equity earnings.
(2)    Sempra Infrastructure includes net unrealized gains (losses) from undesignated interest rate swaps related to the PA LNG Phase 1 project.
(3)    Includes cost of natural gas, cost of electric fuel and purchased power, O&M, franchise fees and other taxes, other income (expense), net, and preferred dividends for Sempra California; O&M and interest expense for Sempra Texas Utilities related to activities at the holding company; and cost of natural gas, energy-related businesses cost of sales, O&M, franchise fees and other taxes, and other income (expense), net, for Sempra Infrastructure.